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Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Christian Harper Weber Shandwick (212) 445-8135 charper@webershandwick.com
David Rosa TMP Worldwide (212) 351-7067 david.rosa@tmp.com

TMP Worldwide President & COO Jim Treacy to Leave Post

—Treacy to Remain with Company Until Transition is Complete—

—Will Retain Seat on TMP Worldwide Board of Directors—

New York, August 6, 2002—TMP Worldwide Inc. (NASDAQ: TMPW), the world's leading supplier of human capital solutions, including the pre-eminent Internet career portal Monster®, today announced that President and Chief Operating Officer (COO) James J. Treacy is leaving the company, but will retain his seat on the TMP Worldwide Board of Directors.

        Mr. Treacy will remain with the company in his current role until his successor is appointed and the transition is completed, which TMP expects will be by year-end. Mr. Treacy will be an active participant in this process.

        "Jim is a superb leader with keen management skills and talent. Since joining TMP Worldwide eight years ago, our company has thrived under his strategic guidance and benefited greatly from his operational sensibilities and commitment to delivering continuous and meaningful results," said Andrew J. McKelvey, Chairman and CEO of TMP Worldwide. "As company president and COO, Jim led our efforts to align our operations with the reality of today's human resource marketplace, and championed many of the online recruitment innovations and strategies that have enabled us to provide clients with the broadest array of human capital solutions in the industry. While I will miss his daily contributions, I am pleased that we can still count on his insight and counsel as a member of the company's Board of Directors."

        "My tenure and experience at TMP Worldwide has been extraordinary. With Andy's contract as CEO being renewed until May 2005 and my personal aspirations to be chief executive officer of a major global company, I realized it was time for me to move on, and Andy supported my decision," said Mr. Treacy. "I'm looking forward to working with Andy and the rest of TMP's senior management team to make this transition a smooth and seamless one."

        Mr. Treacy, 44, joined TMP Worldwide in 1994 as chief executive officer of the company's Recruitment Advertising Division. He led the division from its infancy to its position now as one of the world's largest recruitment advertising enterprises. Additionally, Mr. Treacy played an integral role in the acquisition of Monster in 1995 and the creation of the corporate cross-selling strategy known as "feeding the Monster." He also contributed greatly to establishing Monster as the leading global Internet career portal and further validating the online recruitment industry as a credible, vital and growing segment of the economy.

        In 1998, TMP Worldwide appointed Mr. Treacy executive vice president and COO. He became company president and COO in November 2001. In this position, Mr. Treacy was responsible for the day-to-day direction and management of all TMP Worldwide business, corporate strategy and development, company financing and investor relations. During his tenure, Mr. Treacy led TMP through its initial public offering, two secondary offerings and onto the S&P 500, the Nasdaq 100 and Fortune e-50.

About TMP Worldwide

        Founded in 1967, TMP Worldwide Inc., with more than 10,000 employees in 33 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network, and one of the world's largest Executive Search & Executive Selection agencies. TMP Worldwide, headquartered in New York, is also the world's largest Yellow Pages advertising agency and a provider of direct marketing services. The Company's clients include more than 90 of the Fortune 100 and more than 490 of the Fortune 500 companies. In June 2001, TMP Worldwide was added to the S&P 500 Index. More information about TMP Worldwide is available at www.tmp.com.

        Monster, headquartered in Maynard, Mass., is the leading global careers website, recording over 41.1 million unique visits during the month of June 2002 according to independent research conducted by I/PRO. Monster connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster global network consists of local content and language sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg, India, Italy, Sweden, Norway, Denmark, Switzerland, Finland and Scotland. Monster is the official online career management services sponsor of the 2002 Olympic Winter Games and 2002 and 2004 U.S. Olympic Teams. More information about Monster is available at www.monster.com or by calling 1-800-MONSTER.

        Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

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TMP Worldwide President & COO Jim Treacy to Leave Post
— Treacy to Remain with Company Until Transition is Complete—
— Will Retain Seat on TMP Worldwide Board of Directors —